Exhibit 10.1
                                 First Amendment
                                     to the
                      Agreement and Plan of Reorganization


         This is the First Amendment dated as of August 31, 2000 to the Agreement and Plan of Reorganization ("Amendment") by and among Nextel Communications, Inc., a Delaware corporation ("Nextel"), Nextel Finance Company, a Delaware corporation ("Acquisition Sub"), and Chadmoore Wireless Group, Inc., a Colorado corporation ("Chadmoore").

         In consideration of the mutual covenants of this Amendment, Nextel, Acquisition Sub and Chadmoore agree as follows:

         1. Terms used in this Amendment, unless otherwise defined herein, are used as defined in the Agreement and Plan of Reorganization dated as of August 21, 2000 by and among Nextel, Acquisition Sub and Chadmoore (the "Agreement").

         2. The first sentence of subsection 1.05(a) of the Agreement is hereby amended to read as follows: "If at the time of the Closing the aggregate value of Channels not Delivered by Chadmoore exceeds $4,800,000, then the value of each Channel that is not Delivered will reduce the Adjusted Enterprise Value by the value of such Channel."

         3. Section 1.06 of the Agreement is hereby amended to read in its entirety as follows:

                  Section 1.06 Adjustment for Nextel Funding. Not less than three (3) days prior to the Closing, Chadmoore shall provide Nextel and Lender (as defined in Section 5.04) with (i) written notice as to the aggregate portion of the Advances (as defined in Section 5.04) that Chadmoore will repay to the Lender, on terms reasonably acceptable to the Lender (the "Repayment Amount"); and (ii) a statement (accompanied by reasonable supporting detail) of all fees and interest that Chadmoore has paid to Lender, together with interest accrued through the Closing Date on advances made by Lender to enable Chadmoore to pay such fees and interest (the "Loan Costs"). The Advances minus the sum of the Repayment Amount plus the Loan Costs equals the "Funding Adjustment." The Funding Adjustment shall be subtracted from $160,000,000 (as adjusted pursuant to Section 1.05) to determine the Adjusted Enterprise Value.

         4. Section 5.04 of the Agreement is hereby amended to read in its entirety as follows:

                  Section 5.04 Funding of Chadmoore Operations. On or about the Signing Date but not later than August 25, 2000, Nextel will cause a third-party lender to, or if such arrangements cannot be concluded, cause a wholly owned subsidiary of Nextel (in either case, "Lender") to provide advances to Chadmoore of up to $5,200,000. From the date hereof until the earlier of (a) the Closing Date,

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         (b) eighteen (18) months from the date hereof, (c) the termination of this Agreement pursuant to Article 9 or (d) the filing by or against Chadmoore of a petition under the U.S. Bankruptcy Code (or similar state law proceeding), on or before the 5th business day of each calendar month beginning September 2000, Chadmoore will submit its request for a cash advance in an amount not to exceed $1.3 million plus any fees or interest then due to Lender or which are reasonably expected to become due within thirty (30) days thereafter, and, not later than five (5) business days after receiving a request for such advance, Lender will advance the requested funds to Chadmoore. Advances made as contemplated by this Section 5.04 will be evidenced and secured on terms reasonably satisfactory to Lender and subordinated on terms to which GATX Capital Corporation consents. Nextel shall cause Lender to exercise commercially reasonable efforts to document such terms as soon as practicable after the Signing Date. Upon the Closing Date, Nextel will repay to the Lender the Funding Adjustment. If this Agreement is terminated pursuant to Article 9, the aggregate amount of advances made as contemplated by this Section 5.04 (the "Advances") shall become due and payable with interest within 180 days of such termination. Interest will accrue on a daily basis from the date of such termination on the unpaid principal amount outstanding pursuant to this Section 5.04, at a rate per annum equal to the Prime Rate. For purposes of this Agreement, "Prime Rate" means rate of interest per annum publicly announced from time to time by Barclays Bank PLC, as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

         5. The Agreement is hereby amended to add a new Section 9.03 to read in its entirety as follows:

                  Section 9.03 Termination Fee. If this Agreement is terminated for any reason by one or both of the parties (other than as a result of a Closing), then notwithstanding any other provision to the contrary contained herein or in any document related to the loan from Lender to Chadmoore, then Acquisition Sub shall pay to Chadmoore an amount equal to the Loan Costs through the date of termination. Payment is due in immediately available funds not more than five (5) days after Chadmoore provides Nextel and/or Acquisition Sub with a written statement of the amount due, accompanied by reasonable supporting detail.

         6. Except as stated herein the Agreement remains in full force and effect without Amendment. References in the Agreement to the Agreement mean the Agreement as amended by this Amendment.

         7. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.


                                      NEXTEL COMMUNICATIONS, INC


                                      By:      /s/Morgan O'Brien
                                               Title:   Vice Chairman



                                      NEXTEL FINANCE COMPANY


                                      By:      /s/ Morgan O'Brien
                                               Title:   Vice Chairman


                                      CHADMOORE WIRELESS GROUP, INC.


                                      By:      /s/Robert W. Moore
                                               Title:   President